UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant ☐

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☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CHOICEONE FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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109 East Division
Sparta, Michigan 49345

March 24, 2008

To our Shareholders:

We invite you to attend the Annual Meeting of Shareholders of ChoiceOne Financial Services, Inc. to be held at:

Moss Ridge Golf Club
13545 Apple Avenue
Ravenna, Michigan
April 24, 2008

11:00 a.m. Annual Meeting; social period to immediately follow

The purpose of the meeting is to elect directors and to consider and vote upon an amendment to the Restated Articles of Incorporation to increase the number of shares of authorized capital stock.

Please plan to join us for an informal social period immediately following the conclusion of the business portion of the Annual Meeting, which starts at 11:00 a.m. Desserts and hors d'oeuvres will be served during the social period. Shareholders holding stock in single ownership form are invited to bring a guest.

The following proxy statement and enclosed proxy are being furnished to holders of ChoiceOne Financial Services, Inc. common stock on and after March 24, 2008. Please be sure to sign, date and return the enclosed proxy promptly whether or not you plan to attend the meeting. A proxy may be revoked at any time before it is exercised and shareholders who are present at the meeting may withdraw their proxy and vote in person if they wish to do so. All owners should sign proxies as their names appear on the proxy.

We hope you will join us at the 2008 Annual Meeting. We look forward to seeing you there.
Sincerely, James A. Bosserd President and Chief Executive Officer

109 East Division
Sparta, Michigan 49345

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          The annual meeting of shareholders of ChoiceOne Financial Services, Inc. will be held at Moss Ridge Golf Club, on Thursday, April 24, 2008, at 11:00 a.m. local time, for the following purposes:
1.	To elect directors.

2.	To consider and vote upon an amendment to the Restated Articles of Incorporation to increase the number of shares of authorized capital stock.

3.	To transact any other business that may properly come before the meeting.

          Shareholders of record at the close of business on February 28, 2008, are entitled to notice of and to vote at the meeting and any adjournment of the meeting.
By Order of the Board of Directors, Linda R. Pitsch Secretary

March 24, 2008
It is important that your shares be represented at the meeting. Even if you expect to attend the meeting, PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

CHOICEONE FINANCIAL SERVICES, INC.
109 East Division
Sparta, Michigan 49345

ANNUAL MEETING OF SHAREHOLDERS
April 24, 2008

PROXY STATEMENT

Meeting Information

Time and Place of Meeting

You are invited to attend the annual meeting of shareholders of ChoiceOne Financial Services, Inc. that will be held on Thursday, April 24, 2008, at Moss Ridge Golf Club, 13545 Apple Avenue, Ravenna, Michigan, at 11:00 a.m. local time.

This proxy statement and the enclosed proxy are being furnished to you on and after March 24, 2008, in connection with the solicitation of proxies by ChoiceOne's Board of Directors for use at the annual meeting. In this proxy statement, "we," "us," "our" and "ChoiceOne" refer to ChoiceOne Financial Services, Inc. and "you" and "your" refer to ChoiceOne shareholders.

Purpose of Meeting

The purpose of the annual meeting is to consider and vote upon the election of directors and to consider and vote upon an amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of shares of authorized capital stock from 4,100,000 to 7,100,000. Your Board of Directors recommends that you vote FOR each of the nominees discussed in this proxy statement and FOR adoption of the proposed amendment to the Restated Articles of Incorporation.

How to Vote Your Shares

You may vote at the meeting if you were a shareholder of record of ChoiceOne common stock on February 28, 2008. You are entitled to one vote per share of ChoiceOne common stock that you own on each matter presented at the annual meeting.

As of February 28, 2008, there were 3,230,863 shares of ChoiceOne common stock issued and outstanding.

Your shares will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. If you specify a choice, your proxy will be voted as specified. If you do not specify a choice, your shares will be voted for the election of each nominee for director named in this proxy statement and for adoption of the proposed amendment to the Restated Articles of Incorporation. If other matters are presented at the annual meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

You may revoke your proxy at any time before it is exercised by:
•	delivering written notice to the Secretary of ChoiceOne; or
•	attending and voting at the annual meeting.

Who Will Solicit Proxies

Directors, officers and employees of ChoiceOne and ChoiceOne Bank (referred to as the "Bank") will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of ChoiceOne common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. ChoiceOne will pay all expenses related to soliciting proxies.

Required Vote and Quorum

A plurality of the shares voting at the annual meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

The affirmative vote of a majority of the outstanding shares of common stock is required to adopt the proposed amendment to ChoiceOne's Restated Articles of Incorporation. In counting votes on the proposed amendment, abstentions, broker non-votes and other shares not voted will be counted as voted against adoption of the proposed amendment.

A majority of the shares entitled to vote at the annual meeting must be present or represented at the meeting to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will be counted towards the quorum, even if you abstain from voting on some or all of the matters introduced at the meeting. Broker non-votes also count for quorum purposes.

Election of Directors

The Board of Directors presently consists of fourteen individuals divided into three classes. Each class of directors is as nearly equal in number as possible and serves for a three-year term of office. The term of office of one class of directors expires at the annual meeting each year. An individual may not continue to serve on the Board of Directors after he or she becomes 70 years old.

The Board of Directors proposes that the following nominees be elected as directors for terms expiring at the annual meeting of shareholders to be held in 2011:

          Jerome B. Arends
          K. Timothy Bull
          Dennis Nelson
          Jon E. Pike
          Donald VanSingel

Each proposed nominee currently serves as a director of ChoiceOne. The persons named in the enclosed proxy intend to vote for the election of the five nominees listed. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election - which we do not anticipate - the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person so selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named.

ChoiceOne's Board of Directors and Executive Officers

Biographical information is presented below concerning the nominees for director, current directors whose term of office will continue after the annual meeting and ChoiceOne's executive officers. All of the directors of ChoiceOne also serve as directors of the Bank. Except as otherwise indicated, each nominee, current director and executive officer has had the same principal employment for over five years.

Nominees for Election as Directors with Terms Expiring in 2011

Jerome B. Arends (age 62) has been a director of ChoiceOne and the Bank since the merger (the "Merger") of Valley Ridge Financial Corp. ("Valley Ridge") with and into ChoiceOne and, prior to that, was a director of Valley Ridge and Valley Ridge Bank and/or Kent City State Bank ("Kent City") since 1987. Mr. Arends was Chief Executive Officer and President of Ravenna Farm Equipment, Inc., a distributor of farm implements and equipment, until early 1999. Mr. Arends was Store Manager and a salesman for Kent Power Equipment, Inc., a distributor of farm equipment, from 1999 until his retirement in 2000.

K. Timothy Bull (age 59) has been a director of ChoiceOne and the Bank since the Merger and, prior to that, was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1993 and was also a director of Valley Ridge and Kent City from 1988 until 1991. Mr. Bull is President and sole shareholder of Moon Lake Orchards, Inc., a producer of fruit.

Dennis Nelson (age 59) has been a director of ChoiceOne and the Bank since the Merger and was a director of Valley Ridge Bank after the consolidation of Kent City and The Grant State Bank ("Grant") on December 6, 2006 to form Valley Ridge Bank (the "Consolidation"), a director of Valley Ridge since it merged with Community Bank Corporation ("Community") on July 1, 1996 (the "Valley Ridge/Community Merger") and a director of Community and/or Grant, the subsidiary bank of Community, from 1985 until the Valley Ridge/Community Merger and the Consolidation. Mr. Nelson is a dentist practicing in Grant, Michigan.

Jon E. Pike (age 66) was reappointed as Chairman of the Board of Directors of ChoiceOne and the Bank in May 2007. Mr. Pike is a Certified Public Accountant and Chairman of Beene Garter LLP, Certified Public Accountants, of Grand Rapids, Michigan. Mr. Pike previously served as Chairman of the Board of Directors from August 1998 until the Merger and has been a director of ChoiceOne and the Bank since September 1990. Mr. Pike serves as a director of Porter Hills Retirement Community and Services, Wolverine World Wide YMCA Board of Managers, Seidman Dean's Advisory Board, Seidman College of Business Grand Valley State University and Sparta Foam, Inc.

Donald VanSingel (age 64) has served as Vice Chairman of the Board of Directors of ChoiceOne and the Bank since May 2007, and has been a director of ChoiceOne and the Bank since the Merger. Prior to the Merger, Mr. VanSingel was Vice Chairman and a director of Valley Ridge since the Valley Ridge/Community Merger, a director of Valley Ridge Bank after the Consolidation, Chairman of Community and/or Grant from 1982 until the Valley Ridge/Community Merger and the Consolidation, and a director of Community and/or Grant from 1973 until the Valley Ridge/Community Merger. Mr. VanSingel has been a consultant for Governmental Consultant Services, Inc. since 1993. Prior to that, Mr. VanSingel served in the Michigan House of Representatives.

Your Board of Directors Recommends that You
Vote FOR the Election of All Nominees as Directors

Continuing Directors with Terms Expiring in 2009

James A. Bosserd (age 58) has been a director of ChoiceOne and the Bank since he was appointed to those boards in April 2001. Mr. Bosserd has been President and Chief Executive Officer of ChoiceOne and the Bank since April 2001. Mr. Bosserd has also been President of ChoiceOne Insurance Agencies, Inc. since April 2001 and President of ChoiceOne Mortgage Company of Michigan since January 2002. Prior to joining ChoiceOne and the Bank, Mr. Bosserd was Senior Vice President-Retail Group Manager with Huntington National Bank, a commercial bank, since October 1997 and Senior Vice President-Private Banking Manager with Huntington National Bank since April 1999. Mr. Bosserd also served as President and Chief Executive Officer of FMB State Savings Bank, a commercial bank in Lowell, Michigan, from 1992 through 1997. Mr. Bosserd has also been a director of West Shore Computer Services, Inc., a data processing company in which the Bank owns a 25% interest, since February 2002. Mr. Bosserd is a director of the Sparta Rotary Board, the Michigan Bankers' Association, Sparta Downtown Development, Wolverine World Wide YMCA, Harvest Way Community, and the Michigan FFA Foundation.

William F. Cutler Jr. (age 60) is the former Vice President of the H. H. Cutler Company, an apparel manufacturer. Mr. Cutler joined the H. H. Cutler Company in 1970 and served in various management and executive capacities until January 1994. The H. H. Cutler Company was sold to VF (Vanity Fair) Corporation in January 1994. Mr. Cutler has been a director of ChoiceOne and the Bank since October 1993. Mr. Cutler serves as a director of Spartan Distributors and served as a director of the Sparta Health Center from 1981 until 1996.

Richard L. Edgar (age 63) served as Chairman of the Board of Directors of ChoiceOne and the Bank from the Merger to May 2007. Prior to that, Mr. Edgar was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1974. Until the Merger, Mr. Edgar had been President and Chief Executive Officer of Valley Ridge since 1988, and President and Chief Executive Officer of Valley Ridge Bank (and, before the Consolidation, Kent City) since 1987. Prior to that, Mr. Edgar served Kent City in various management and other capacities since 1963. Mr. Edgar is also a director of the Michigan Association of Community Bankers.

Paul Johnson (age 58) is President of and owns Falcon Resources, Inc. in Belmont, Michigan, a sales, engineering and design firm for the automotive and furniture industries. Mr. Johnson has been a director of ChoiceOne and the Bank since July 1999. Mr. Johnson has been a director of ChoiceOne Insurance Agencies, Inc. since November 2000.

Andrew Zamiara (age 67) is a registered pharmacist and is the owner and President of Sparta Village Pharmacy, Inc. which owns and operates Momber Hallmark in Rockford, Michigan. Mr. Zamiara has been a director of ChoiceOne and the Bank since August 1990.

Continuing Directors with Terms Expiring in 2010

Frank Berris (age 60) is President and Chief Executive Officer of and owns American Gas & Oil, Inc., a distributor of petroleum products and operator of gas stations. Mr. Berris is also a member of the Michigan Petroleum Association/Michigan Association of Convenience Stores. Mr. Berris has been a director of ChoiceOne and the Bank since August 1991.

Stuart Goodfellow (age 64) owns Goodfellow Blueberry Farms and Goodfellow Vending Services, L.L.C., a vending company. Mr. Goodfellow is also past Vice President and a director of the Michigan Blueberry Growers Association. Mr. Goodfellow has been a director of ChoiceOne and the Bank since August 1991.

Gary Gust (age 62) has been a director of ChoiceOne and the Bank since the Merger and, prior to that, was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1991. Mr. Gust is President and sole shareholder of Gust Construction Company, a general contractor.

Robert Humphreys (age 69) has been a director of ChoiceOne and the Bank since the Merger and, prior to that, was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1988. Mr. Humphreys was Chairman of the Board of Valley Ridge and Valley Ridge Bank (and, before the Consolidation, Kent City) from 1993 until the Merger. Mr. Humphreys owns and operates Humphreys Orchards, a producer of fruit.

Executive Officers who are not Directors

Sheila Clark (age 52) has been a Senior Vice President of the Bank since January 2007, was a Vice President of the Bank since the Merger and, prior to that, was a Vice President of Valley Ridge Bank since June 1999. Ms. Clark has been employed by either the Bank or Valley Ridge Bank since July of 1982 serving in various management and executive capacities. Prior to her employment with Valley Ridge Bank, Ms. Clark was owner/operator of a floral business since 1979. Ms. Clark was employed by Sparta State Bank (now the Bank) from Fall 1973 to Spring 1979. Ms. Clark also serves as a director of Mid-Michigan Banking Group.

Mary J. Johnson (age 44) has been a Vice President of the Bank since September 1998. Prior to that, Ms. Johnson was employed by the Bank, serving in various management and executive capacities since April 1993. Ms. Johnson serves as an officer of Johnson & Johnson Builders, Inc., a construction company.

Louis D. Knooihuizen (age 58) has been Senior Vice President, Commercial Loans of the Bank since December 2001. Mr. Knooihuizen was elected an officer of ChoiceOne Mortgage Company of Michigan in 2003. Prior to his employment with ChoiceOne, Mr. Knooihuizen was employed by Bank West, a commercial bank in Grand Rapids, Michigan, as Senior Vice President, Commercial Loans since May 1999 and by National City Bank, a commercial bank, as Vice President, Commercial Loans since February 1995. Mr. Knooihuizen also serves as a director of Mid-Michigan Banking Group and Sparta Rotary.

Thomas L. Lampen (age 52), a Certified Public Accountant, has been Vice President and Chief Financial Officer of the Bank since January 1992 and Treasurer of ChoiceOne since April 1987. Mr. Lampen has been the Treasurer of ChoiceOne Insurance Agencies, Inc. since January 1996 and the Treasurer of ChoiceOne Mortgage Company of Michigan since January 2002. Prior to his employment with ChoiceOne, Mr. Lampen was employed by Grant Thornton, a national accounting firm.

Michael E. McHugh (age 58) has been employed by the Bank as a Senior Vice President since the Merger. Prior to the Merger, Mr. McHugh was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1989. Mr. McHugh was Secretary, Treasurer and Chief Financial Officer of Valley Ridge. Mr. McHugh was also an Executive Vice President of Valley Ridge Bank (and, before the Consolidation, Kent City) since 1987.

Linda R. Pitsch (age 60) was a director of ChoiceOne and the Bank from December 1994 until the Merger. Ms. Pitsch has served as Secretary of ChoiceOne and the Bank since February 1995. Ms. Pitsch also has served as Senior Vice President and Cashier of the Bank since January 1993. Ms. Pitsch has been an employee of the Bank since September 1969, serving in various management and executive capacities. Ms. Pitsch is a director of ChoiceOne Mortgage Company of Michigan and has served as its Secretary since January 2002. Ms. Pitsch has been a director and Secretary of ChoiceOne Insurance Agencies, Inc. since December 1998. Ms. Pitsch is an instructor at Davenport University, and President and a director of Strawberry Pines Condominium Association.

Kelly Potes (age 46) has been Senior Vice President and General Manager of ChoiceOne Insurance Agencies, Inc. since January 2001. Prior to that, Mr. Potes was President of Kent-Ottawa Financial Advisors, Inc., a financial consulting firm, since December 1998 and Vice President, Retail Services of the Bank since May 1984. Mr. Potes has been a director of ChoiceOne Insurance Agencies, Inc. since January 2001. Mr. Potes serves as a Trustee of the Sparta Board of Education.

Corporate Governance

Independence

The Board of Directors has determined that the following 11 of its 14 directors meet the applicable Nasdaq Stock Market ("Nasdaq") standards for independence (including the heightened independence criteria applicable to audit committee members under the Nasdaq and Securities and Exchange Commission ("SEC") independence standards), have no material relationship with ChoiceOne, and therefore are independent:

          Jerome B. Arends
          Frank Berris
          K. Timothy Bull
          William F. Cutler, Jr.
          Stuart Goodfellow
          Robert Humphreys
          Paul Johnson
          Dennis Nelson
          Jon E. Pike
          Donald VanSingel
          Andrew Zamiara

Mr. Gust is not considered independent because he performed construction services for the Bank that exceeded the materiality threshold set by Nasdaq rules.

In making this determination, the Board of Directors considered the performance of maintenance services for the Bank by Mr. Arends and rental payments made to a company owned by Mr. Berris. In all such cases, the amounts paid by the Bank were below the materiality thresholds set by Nasdaq rules.

Committees of the Board of Directors

The Board of Directors has established the following four standing committees:
•	Audit Committee
•	Executive and Loan Review Committee
•	Governance and Nominating Committee
•	Personnel and Benefits Committee

Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants. The Audit Committee oversees the financial reporting and accounting processes of ChoiceOne. The Audit Committee reviews their fees for audit and non-audit services and the scope and results of audits performed by them. The Audit Committee also reviews ChoiceOne's internal accounting controls, the proposed form of its financial statements, the results of internal audits and compliance programs, and the results of the examinations received from regulatory authorities. The Audit Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Audit Committee charter can be found on ChoiceOne's website at www.choiceone.com. As of the date of this proxy statement, Jon E. Pike (Chairman), William F. Cutler, Jr., Dennis Nelson and Donald VanSingel serve on the Audit Committee. ChoiceOne has designated Mr. Pike as its audit committee financial expert as defined by the SEC. All of the members of the Audit Committee are "independent" directors as defined by the rules of the SEC and the Nasdaq Stock Market. The Audit Committee met six times during 2007.

Executive and Loan Review Committee. The Executive and Loan Review Committee reviews all aspects of the Bank's loan activity, including new loans of $25,000 or more, problem or other loans identified by examiners, loans 60 days or more past due and non-accrual loans. The Executive and Loan Review Committee also approves loan charge-offs and extensions of credit of up to 15% of the capital and surplus of the Bank. The Executive and Loan Review Committee may also act in other capacities if the Board of Directors so authorizes. As of the date of this proxy statement Jerome Arends (Chairman), James A. Bosserd, Jon E. Pike, Frank Berris, Stuart Goodfellow, Gary Gust, William F. Cutler Jr., and Paul Johnson serve on the Executive and Loan Review Committee. There are no requirements that members of this committee be "independent." The Executive and Loan Review Committee met 12 times during 2007.

Governance and Nominating Committee. The Governance and Nominating Committee administers the process of nominations for directorships and coordinates ChoiceOne's corporate governance initiatives and policies. The Governance and Nominating Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Governance and Nominating Committee charter can be found on ChoiceOne's website at www.choiceone.com. As of the date of this proxy statement, Jon E. Pike (Chairman), William F. Cutler, Jr. and Robert Humphreys serve on the Governance and Nominating Committee. All of the members of the Governance and Nominating Committee are "independent" directors as defined by the rules of Nasdaq. The Governance and Nominating Committee met twice during 2007.

Personnel and Benefits Committee. The Personnel and Benefits Committee performs the functions of a compensation committee. The Personnel and Benefits Committee:
•	Reviews from time to time the personnel policies and programs of ChoiceOne, and submits recommendations to the Board of Directors;
•	Administers the equity plans of ChoiceOne that are approved by the Board of Directors;
•	Reviews the administration of and proposed changes to the retirement and welfare benefit plans of ChoiceOne that are approved by the Board of Directors;
•	Makes recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans;
•	Makes any determinations and approvals relating to incentive-based compensation (with the ratification of the Board of Directors) as required to comply with applicable tax laws;
•

While meeting outside of the presence of the Chief Executive Officer, reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those corporate goals and objectives, and determines the compensation of the Chief Executive Officer based on the evaluation; and

•

While meeting outside of the presence of the Chief Executive Officer, determines the long-term incentive component of the compensation of the Chief Executive Officer, taking into consideration ChoiceOne's performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to ChoiceOne's Chief Executive Officer in past years.

The Personnel and Benefits Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Personnel and Benefits Committee charter can be found on ChoiceOne's website at www.choiceone.com. Other than Frank Berris, all of the members of the Personnel and Benefits Committee are "independent" directors as defined by the rules of Nasdaq. As of the date of this proxy statement, Andrew W. Zamiara (Chairman), Frank Berris, and Donald VanSingel serve on the Personnel and Benefits Committee. James A. Bosserd attends meetings but is not a member of this committee. The Personnel and Benefits Committee met four times during 2007.

Shareholder Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third party search firms and other sources. Shareholders may recommend individual nominees for consideration by the Governance and Nominating Committee by communicating with the committee as described under the heading "Communicating with the Board of Directors." The Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating the skills and characteristics required of board members, the committee considers various factors and believes that each candidate should:
•	be chosen without regard to sex, race, religion or national origin;
•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;
•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
•	possess substantial and significant experience that would be of particular importance to ChoiceOne in the performance of the duties of a director;
•	have sufficient time available to devote to the affairs of ChoiceOne in order to carry out the responsibilities of a director; and
•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

To make a direct shareholder nomination, you must send a notice to the Secretary of ChoiceOne that sets forth with respect to each proposed nominee:
•	the name, age, business address and residence address of the nominee;
•	the principal occupation or employment of the nominee;
•	the number of shares of common stock of ChoiceOne that the nominee beneficially owns;
•	a statement that the nominee is willing to be nominated and to serve; and

•	such other information concerning the nominee as would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee.

You must send this notice to the Secretary not less than 120 days prior to the date of notice of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors.

Board Meetings and Attendance

During 2007, the ChoiceOne Board of Directors held 12 regular meetings and no special meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which they served during the year (during the periods that they served).

Annual Meeting Attendance

ChoiceOne expects all of its directors to attend the annual meeting. In 2007, all directors attended the annual meeting.

Communicating with the Board of Directors

Shareholders and interested parties may communicate with members of ChoiceOne's Board of Directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o Linda R. Pitsch, Secretary, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345. All correspondence will be forwarded directly to the applicable members of the Board of Directors.

Amendment of the Restated Articles of Incorporation

The Board of Directors proposes to amend the Third Article of ChoiceOne's Restated Articles of Incorporation to increase ChoiceOne's authorized capital stock from 4,100,000 shares, of which 4,000,000 are shares of common stock, to 7,100,000 shares, of which 7,000,000 would be shares of common stock. The purpose of the amendment is to provide additional shares of common stock for possible future issuance.

As of February 28, 2008, there were 3,230,863 shares of common stock issued and outstanding.

The Board of Directors believes that it is advisable to have additional authorized shares of common stock available to give ChoiceOne the ability to react quickly to opportunities. Although the Board of Directors has no present plans or commitments for the issuance of any of the additional shares that would be authorized upon approval of this amendment, such shares would be available for equity incentive plans, possible future stock splits and dividends, public or private offerings of common stock or securities convertible into common stock, equity-based acquisitions and other corporate purposes that might be proposed. If ChoiceOne's authorized capital stock is not increased, as of February 28, 2008, it would have fewer than 800,000 shares of common stock available for such uses.

All of the additional shares resulting from the increase in ChoiceOne's authorized common stock would be of the same class with the same dividend, voting and liquidation rights as the shares of common stock presently outstanding. ChoiceOne's authorized capital stock also includes, and will continue to include without increase, 100,000 shares of preferred stock, none of which is currently outstanding. Shareholders have no preemptive rights to acquire shares issued by ChoiceOne under its Restated Articles of Incorporation and shareholders would not acquire preemptive rights with respect to additional shares under the proposed amendment to ChoiceOne's Restated Articles of Incorporation. Under some circumstances, the issuance of additional shares of Common Stock could dilute the voting rights, equity and earnings per share of existing shareholders.

If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance by ChoiceOne without further shareholder authorization.

Although the Board of Directors has no present intention of issuing any additional shares of common stock as an anti-takeover measure, the proposed increase in authorized but unissued common stock could be considered an anti-takeover measure because the additional authorized but unissued shares of common stock could be used by the Board of Directors to make a change in control of ChoiceOne more difficult.

The first paragraph of the Third Article of ChoiceOne's Restated Articles of Incorporation, as amended, would read as follows (changed text is underlined):

"The total authorized capital stock of the corporation is Seven Million One Hundred Thousand shares of stock divided into two classes, as follows:

          A.          Seven million (7,000,000) shares of common stock, which shall be called "Common Stock."

          B.          One Hundred Thousand (100,000) shares of preferred stock, which shall be called "Preferred Stock."

The affirmative vote of holders of a majority of the outstanding shares entitled to vote at the annual meeting of shareholders is required to adopt the proposed amendment to ChoiceOne's Restated Articles of Incorporation. Shareholders are not entitled to any dissenter's rights in connection with the proposed amendment.

Your Board of Directors recommends that you vote FOR adoption of the amendment to ChoiceOne's Restated Articles of Incorporation.

Ownership of ChoiceOne Common Stock

Ownership of ChoiceOne Stock by Directors and Executive Officers

The following table sets forth information concerning the number of shares of ChoiceOne common stock held as of December 31, 2007, by each of ChoiceOne's directors and nominees for director, each of the named executive officers and all of ChoiceOne's directors, nominees for director and executive officers as a group:
	Amount and Nature of Beneficial Ownership of Common Stock (1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power (2)	Shares Underlying Unexercised Options	Total Beneficial Ownership	Percent of Class
Jerome B. Arends	30,217	18,572	-	48,789	1.5
Frank G. Berris	25,628	-	-	25,628	-
James A. Bosserd	4,974	3,376	11,827	20,177	-
K. Timothy Bull	50,355	3,102	-	53,457	1.7
William F. Cutler, Jr.	-	32,667	-	32,667	1.0
Richard L. Edgar	57,786	17,287	-	75,073	2.3
Stuart Goodfellow	40,880	5,939	-	46,819	1.4
Gary Gust	58,021	-	-	58,021	1.8
Robert Humphreys	67,216	55,912	-	123,128	3.8
Paul Johnson	-	37,683	-	37,683	1.2
Dennis Nelson	8,202	-	-	8,202	-
Jon E. Pike	3,405	15,786	-	19,191	-
Donald VanSingel	6,026	6,205	-	12,231	-
Andrew W. Zamiara	1,326	10,236	-	11,562	-
Michael McHugh	29,972	3,400	-	33,372	1.0
Louis Knooihuizen	4,349	-	3,938	8,287	-
All directors and executive officers as a group (3)	399,517	228,548	28,882	656,947	20.3

*Less than 1%.
(1)

The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person.

(2)

These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, certain relatives and minor children over whom the listed person may have influence by reason of relationship.

(3)

Total beneficial ownership includes 161,839 shares of ChoiceOne common stock held by the ChoiceOne Bank 401(k) and Employee Stock Ownership Plan in the accounts of employees, of which executive officers of ChoiceOne are administrators. Of the 161,839 shares of ChoiceOne common stock in this plan, the directors and executive officers have included 93,135 shares in this table as beneficially owned with sole voting and dispositive power. The remaining 68,704 shares are reported as beneficially owned with shared voting or dispositive power and the officers and directors disclaim beneficial ownership of such shares.

Five Percent Shareholders

As of February 28, 2008, one entity beneficially owns five percent of the outstanding shares of ChoiceOne's common stock, namely the ChoiceOne Bank 401(k) and Employee Stock Ownership Plan.
	Amount and Nature of Beneficial Ownership of Common Stock (1)
Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power (2)	Total Beneficial Ownership	Percent of Class
ChoiceOne Bank 401(k) and Employee Stock Ownership Plan 109 East Division Sparta, Michigan 49345	-	161,839	-	161,839	161,839	5.0%

(1) See Notes to prior table.
Executive Compensation

Employment Contracts

As an inducement for Mr. Bosserd's agreement to serve as a director and President and Chief Executive Officer of ChoiceOne and the Bank, ChoiceOne entered into a three-year employment agreement with Mr. Bosserd in 2007 that extends each year for one additional year, unless either ChoiceOne or Mr. Bosserd provides notice of termination. Under this agreement, ChoiceOne agreed to:
•	pay Mr. Bosserd a salary of $160,000 per year as may be adjusted, less taxes and withholdings, plus possible bonuses;
•	pay Mr. Bosserd the regular director's fee for attending Board meetings;
•	provide Mr. Bosserd with an automobile allowance of $600 per month;
•	reimburse Mr. Bosserd for all documented business expenses;
•	continue to pay Mr. Bosserd his base salary for the remainder of the term if Mr. Bosserd is terminated, without cause, or quits for "good reason" following a change in control of ChoiceOne;
•	provide Mr. Bosserd with thirty sick and personal days per year; and
•	provide Mr. Bosserd with the same health and other employee benefits provided to other executive employees of ChoiceOne and the Bank.

Mr. Bosserd agreed not to compete with ChoiceOne or the Bank during the term of his employment agreement unless his employment is terminated by the Company without cause or by Mr. Bosserd for "good reason" after a change in control.

401(k) Plan

The ChoiceOne Bank 401(k) and Employee Stock Ownership Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code").

The purpose of the 401(k) plan is to permit Bank employees, including the named executive officers, to save for retirement on a pre-tax basis. In addition to an employee's pre-tax contributions, the Bank may contribute discretionary matching and/or employee stock ownership plan payments to the 401(k) plan. If the Bank contributes matching and/or employee stock ownership plan payments to the 401(k) plan, those contributions will become fully vested after six years of a participant's vesting service. The Bank has generally made a contribution to the 401(k) plan each year.

Each participant in the 401(k) plan has an account to record the participant's interest in the plan. Amounts contributed by or on behalf of a participant are credited to his or her account. A participant's benefit from the 401(k) plan is equal to the vested amount in the participant's account when he or she terminates employment with the Bank. The employee stock ownership plan provisions provide that the 401(k) plan, in part, is designed to invest primarily in stock of ChoiceOne.

The Impact of Accounting and Tax Treatment on Compensation

Section 162(m) of the Code provides that publicly held companies may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exceptions for qualified "performance-based" compensation. ChoiceOne believes its compensation policies reflect due consideration of Section 162(m) due to the relatively conservative amount of annual compensation.

The Compensation Committee regularly reviews the tax and accounting implications of all of its elements of compensation, including incentive stock options. The Compensation Committee believes that ChoiceOne's compensation structure is appropriately balanced in regards to the tax and accounting implications to both ChoiceOne and the employees.

Change in Control Provisions

Mr. Bosserd's employment agreement provides that after a "change in control" in the event that Mr. Bosserd's employment is terminated without cause or Mr. Bosserd terminates his employment for a "good reason," then Mr. Bosserd will be entitled to continuation of his salary and benefits through the term of his employment agreement. Good reason is defined in the agreement to include, among other things, a material demotion, assignment of duties inconsistent with Mr. Bosserd's status as President and Chief Executive Officer, a relocation of Mr. Bosserd, failure of ChoiceOne to elect Mr. Bosserd as Chief Executive Officer of ChoiceOne or the Bank, or a material breach by ChoiceOne of any provision of the agreement. Under Mr. Bosserd's agreement, a change in control is deemed to have occurred as of the first day that there is a change in the ownership, the effective control, or the ownership of a substantial portion of ChoiceOne's assets. The Personnel and Benefits Committee believes the "double trigger" of requiring both a change in control and termination of employment provides an appropriate balance of protection for both ChoiceOne and Mr. Bosserd.

As mentioned above, ChoiceOne has granted certain stock options pursuant to the Executive Stock Incentive Plan that are subject to accelerated vesting upon a change in control of ChoiceOne.

Summary of Executive Compensation

The following table shows certain information concerning the compensation earned by the Chief Executive Officer and each of ChoiceOne's two most highly compensated executive officers who served in positions other than Chief Executive Officer (together, the "named executive officers") during the fiscal year ended December 31, 2007.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	Non-Equity Incentive Plan Compensation	All other Compensation	Total
James A. Bosserd, President and Chief Executive Officer	2007	216,200(2)	0	11,760	N/A	14,640	242,600
Michael McHugh Senior VP of Bank VP of holding company	2007	129,503	0	-	N/A	9,416	138,919
Louis Knooihuizen Senior VP VP of holding company	2007	112,600	0	5,880	N/A	8,145	126,625

(1)	See [Note 15] to ChoiceOne's Consolidated Financial Statements for the assumptions underlying the values in this column.

(2)	The amount reported includes $16,200 in directors' fees paid to Mr. Bosserd.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options for each named executive officer outstanding as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
James A. Bosserd	276 276 275 275 394 394 394 393 657 656 656 656 788 788 787 625 625 750	787 625 625 750 750 750	$13.04 13.04 13.04 13.04 13.70 13.70 13.70 13.70 16.31 16.31 16.31 16.31 21.43 21.43 21.43 18.85 18.85 17.95 21.43 18.85 18.85 17.95 17.95 17.95	2/20/12 2/20/12 2/20/12 2/20/12 1/15/13 1/15/13 1/15/13 1/15/13 1/21/14 1/21/14 1/21/14 1/21/14 1/19/15 1/19/15 1/19/15 1/17/16 1/17/16 1/17/17 1/19/15 1/17/16 1/17/16 1/17/17 1/17/17 1/17/17
Michael McHugh	0	0	0	N/A

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
Louis Knooihuizen	132 131 131 131 132 131 131 131 196 197 197 197 197 197 197 188 187 375	197 188 187 375 375 375	13.70 13.70 13.70 13.70 13.70 13.70 13.70 13.70 16.31 16.31 16.31 16.31 21.43 21.43 21.43 18.85 18.85 17.95 21.43 18.85 18.85 17.95 17.95 17.95	6/19/12 6/19/12 6/19/12 6/19/12 1/15/13 1/15/13 1/15/13 1/15/13 1/21/14 1/21/14 1/21/14 1/21/14 1/19/15 1/19/15 1/19/15 1/17/16 1/17/16 1/17/17 1/19/15 1/17/16 1/17/16 1/17/17 1/17/17 1/17/17

(1)	The following table sets for the vesting dates for unvested option awards to each named executive officer as of December 31, 2007:

Executive Officer	Vesting Date	Number of Options Vesting
James A. Bosserd	1/19/08 1/18/08 1/18/09 1/18/08 1/18/09 1/18/10	787 625 625 750 750 750
Michael McHugh	N/A	0
Louis Knooihuizen	1/19/15 1/17/16 1/17/16 1/17/17 1/17/17 1/17/17	197 188 187 375 375 375

Option Exercises

None of the named executive officers exercised any options during 2007.

Pension Benefits

ChoiceOne's named executive officers do not participate in a defined benefit pension plan or supplemental executive retirement plan.

Director Compensation

The following table provides information concerning the compensation of directors for ChoiceOne's last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash (1)	Stock Awards (1)	All Other Compensation (2)	Total
Jerome B. Arends	17,100			17,100
Frank G. Berris		16,550		16,550
K. Timothy Bull	16,650			16,650
William F. Cutler, Jr.		17,237		17,237
Richard L. Edgar	16,800		171,216	188,016
Stuart Goodfellow		17,887		17,887
Gary Gust	15,250			15,250
Robert Humphreys		14,800		14,800
Paul L. Johnson	16,850			16,850
Dennis Nelson	14,750			14,750
Jon E. Pike		17,587		17,587
Donald VanSingel	16,000			16,000
Andrew W. Zamiara		15,287		15,287

(1)

Directors may elect to use fees otherwise payable in cash to instead receive stock awards pursuant to the Director's Stock Purchase Plan described in the narrative below. Such amounts are reflected in the "Stock Awards" column.

(2)	The amount reported for Mr. Edgar includes: (a) $25,000 in consulting fees and (b) $146,216 representing payments under his change in control agreement.

Directors who were not employees of ChoiceOne or the Bank received $150 per meeting of any committee of the Board of Directors on which they served. During 2007, the Bank compensated its directors at the rate of $800 per meeting attended. During 2007, a retainer of $1,000 was paid for ChoiceOne and a retainer of $5,000 was paid for the Bank. The Chairman of the Board and the President of ChoiceOne each received an additional $600 retainer.

Under ChoiceOne's Directors' Stock Purchase Plan, a director may elect to receive payment of 25%, 50% 75% or 100% of his or her director's fees in the form of ChoiceOne common stock. On each quarterly payment date, a director participating in this plan receives a number of shares of ChoiceOne common stock (rounded to the nearest whole share) determined by dividing the dollar amount of fees payable that the director has elected to receive as ChoiceOne common stock by the market value of ChoiceOne common stock determined by a poll of ChoiceOne's market makers on the last day of the month preceding the quarterly payment date.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to each of ChoiceOne's named executive officers upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the termination of employment took place on December 31, 2007.
Triggering Event and Payments/Benefits	James A. Bosserd	Michael McHugh	Louis Knooihuizen

Change in Control (1)(2)(3)	$493,510	0	0

Death (4)	$200,000	$0	$112,600

(1)	Upon change in control of ChoiceOne, the executives' outstanding options become fully vested.
(2)

The payments and benefits are triggered after certain terminations of employment following a change in control of ChoiceOne, which are discussed under the caption "Compensation Discussion and Analysis" under the heading "Change in Control Provisions"

(3)	The payments to Mr. Bosserd under his employment agreement after a change in control are limited by Section 280G of the Code. The amount reported is the maximum amount permissible under Section 280G.
(4)	The Bank obtained Bank Owned Life Insurance on key executives and, if the executive dies while still working for the Bank, the estate will receive one full year of compensation.

Audit Committee Report

The Audit Committee reviews and supervises ChoiceOne's procedures for recording and reporting the financial results of its operations on behalf of the Board of Directors. ChoiceOne's management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its supervisory duties, the Audit Committee has reviewed ChoiceOne's audited financial statements for the year ended December 31, 2007 included in the 2007 Annual Report to Shareholders and has discussed those financial statements with ChoiceOne's management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee has also reviewed with ChoiceOne's independent auditors - who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles - the judgments of the independent auditors concerning the quality, not just the acceptability, of the accounting principles and such other matters that are required under generally accepted auditing standards to be discussed with the independent auditors. In addition, the Audit Committee has received from the independent auditors the written disclosures required by the Independence Standards Board, has discussed with them their independence from ChoiceOne's management and ChoiceOne, and has considered the compatibility of nonaudit services with their independence.

After and in reliance on the reviews and discussions described above, the Audit Committee recommended to ChoiceOne's Board of Directors that the audited financial statements for the year ended December 31, 2007 be included in ChoiceOne's Annual Report on Form 10-K for the year then ended to be filed with the SEC.

Respectfully submitted,

Jon E. Pike (Chairman)
William F. Cutler, Jr.
Donald VanSingel
Dennis Nelson

Related Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of ChoiceOne and persons who beneficially own more than 10% of the outstanding shares of its common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of common stock with the SEC. SEC regulations require such persons to furnish ChoiceOne with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, except as described below, all applicable Section 16(a) reporting and filing requirements were satisfied by such persons from January 1, 2007 through December 31, 2007. One report for Mr. Humphreys reporting one supplemental investment transaction under the Dividend Reinvestment Plan was filed late.

Certain Relationships and Related Transactions

Directors, nominees for director and executive officers of ChoiceOne and members of their immediate families were customers of and had transactions with the Bank in the ordinary course of business between January 1, 2007, and December 31, 2007. We anticipate that such transactions will take place in the future in the ordinary course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

The Bank has paid $189,246 to Gust Construction Company, a general contractor, for construction services provided to the Bank and its branches. Gary Gust, a director of ChoiceOne and the Bank, is the President and sole shareholder of Gust Construction Company. Gust Construction Company was awarded the contract pursuant to a competitive bidding process.

Independent Certified Public Accountants

Plante & Moran, PLLC ("Plante Moran"), has been selected to serve as ChoiceOne's principal accountant for 2008. Plante Moran also served as ChoiceOne's principal accountant for 2007.

Representatives of Plante Moran are not expected to attend the annual meeting. If a representative of Plante Moran attends the meeting, the representative will have an opportunity to make a statement if he or she desires to do so and will be expected to be available to respond to appropriate questions. In accordance with SEC rules, ChoiceOne's Audit Committee has adopted a Pre-Approval Policy. Under the Pre-Approval Policy, all audit and non-audit services need to be pre-approved by the Audit Committee.

The Pre-Approval Policy permits the Audit Committee to delegate to one or more of its members pre-approval decisions. The member or members to whom such authority is delegated shall report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has identified certain services that do not impair the independence of the independent auditors and granted general pre-approval for those services. All services that do not have general pre-approval must be specifically pre-approved by the Audit Committee. The Audit Committee will periodically set pre-approval fee levels for all services to be provided by the independent auditors. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.

The Pre-Approval Policy requires the independent auditors to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding specific services to be provided.

Requests or applications to provide services that require separate pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Chief Executive Officer or Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. All fees paid to Plante Moran for services performed in 2006 and 2007 were pre-approved pursuant to this policy.

Audit Fees. ChoiceOne paid to Plante Moran $69,450 during 2007 and $43,000 during 2006 for the audit of ChoiceOne's annual financial statements and review of financial statements included in ChoiceOne's quarterly reports on Form 10-Q, or services that are normally provided by the auditors in connection with statutory and regulatory filings.

Audit-Related Fees. ChoiceOne paid to Plante Moran $0 during 2007 and $37,880 during 2006 for assurance and related services that were reasonably related to the performance of the audit or review of ChoiceOne's financial statements and are not reported under "Audit Fees" above.

Tax Fees. ChoiceOne paid to Plante Moran $12,000 during 2007 and $0 during 2006 for tax compliance, tax advice and tax planning. Tax services included preparing ChoiceOne's federal and state tax returns.

All Other Fees. ChoiceOne paid to Plante Moran $7,500 during 2007 and $29,800 during 2006 for services other than those services described above. In 2007 and 2006, these services included general consultations.

Shareholder Proposals

If you would like a proposal to be presented at the 2008 annual meeting of shareholders and if you would like your proposal to be considered for inclusion in ChoiceOne's proxy statement and form of proxy relating to that meeting, you must submit the proposal to ChoiceOne in accordance with Securities and Exchange Commission Rule 14a-8. ChoiceOne must receive your proposal by November 24, 2008 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2008 annual meeting of shareholders must similarly be received by ChoiceOne by November 24, 2008.

Form 10-K Report Available

ChoiceOne's Form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Mr. Thomas L. Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345.

CHOICEONE FINANCIAL SERVICES, INC.
P R O X Y	109 East Division Sparta, Michigan 49345 Annual Meeting of Shareholders - April 24, 2008	P R O X Y

          The undersigned shareholder appoints James A. Bosserd and Richard L. Edgar, or either of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote at the annual meeting of shareholders of ChoiceOne Financial Services, Inc. referred to above and any adjournment of that meeting, on all matters that come before the meeting.
1.	Election of Directors

	[ ]	FOR all nominees listed below (except as indicated below)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below

Jerome B. Arends	K. Timothy Bull	Dennis Nelson	Jon E. Pike	Donald VanSingel

(Instruction: To withhold authority to vote for any individual nominee, strike out that nominee's name in the list above.)

Your Board of Directors recommends that you vote FOR all nominees

2.	Proposal to approve the amendment to the Restated Articles of Incorporation to increase the number of authorized shares of common stock.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

Your Board of Directors recommends that you vote FOR the proposal

                    This proxy is solicited by the Board of Directors. If this proxy is properly executed and delivered, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees named on this proxy. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting or any adjournment of the meeting.
Dated: ____________, 2008	Please sign exactly as your name(s) appear(s) on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature

Signature if held jointly

IMPORTANT -- Please Mark, Sign, Date and Return Promptly in the Enclosed Envelope